Exhibit 99.1

For Immediate Release

Contact:               John T. Hayes, CFO or Willing Biddle, CEO
Urstadt Biddle Properties Inc.
203-863-8200

Urstadt Biddle Properties Inc. Announces Appointment of Charles D. Urstadt as New Chairman of the Board, Replacing Former Chairman Charles J. Urstadt

Greenwich, Connecticut, December 17, 2018 ... Charles J. Urstadt, Chairman of the Board of Directors of Urstadt Biddle Properties Inc., will step down as Chairman effective January 1, 2019, having served in that capacity since 1986.
Mr. Urstadt, age 90, joined the Company as a director in 1975 and served as Chief Executive Officer from 1989 to 2013.  He is the architect of the Company’s change of strategy implemented in 1989 to focus on grocery-anchored shopping centers in the New York suburbs, and he has been the driving force behind the Company’s growth since that time.  Although Mr. Urstadt is stepping down as Chairman, he will remain on the Board of Directors as Chairman Emeritus and with the Company as an executive, continuing to provide the Company with his extensive real estate expertise.
The Board of Directors has appointed Charles D. Urstadt, age 59, to succeed Charles J. Urstadt as Chairman of the Board of Directors.
Charles D. Urstadt has served on the Board of Directors since 1997 and as Vice Chairman since 2017.  He has more than 35 years of experience in the real estate industry as an investor and broker. With over 20 years of experience as both a Director of the Company and as a member of the Board’s Executive Committee, he has a deep understanding of the Company’s business.
Willing L. Biddle, who remains President and Chief Executive Officer of the Company, as well as a member of the Board of Directors, commented:  “I have been very fortunate to have worked closely with Charles D. Urstadt for 25 years, and I am very excited about his expanded position with the Company.  Charlie and I have worked very closely with Charles J. Urstadt for many years, and the Company’s current strategy and goals will not be altered in any way by this change.   Since 1989, when Charles J. Urstadt became Chief Executive Officer of the Company, our assets have grown 574% to over $1.0 billion, and our revenues have grown 643% to $135 million.  We have also completely repositioned the portfolio with only two of the 85 properties we currently own being legacy properties from 1989. We and the rest of the executive team will continue to manage with excellence this regional REIT specializing in grocery-anchored shopping centers in the affluent suburbs of New York City.  We fully expect Charles J. Urstadt to continue to amaze everyone with his experience, intellect and stamina, coming to the office every day to contribute his expertise and enthusiasm, despite being 90 years young.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 85 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 195 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.